                                                                    EXHIBIT 10.6


                                    Document
                                       of
          Conghua County Foreign Economic Relations & Trade Committee
              No.(1993) 334 under characters Cong Wai Jing Mao Yin

               OFFICIAL REPLY REGARDING THE CO-OPERATIVE VENTURE
                      DRANSFIELD PAPER (GUANGZHOU) LIMITED

To:      Conghua Taiping Economic Development Corporation:

         The following is an official reply regarding the contract and articles of association of Dransfield Paper (Guangzhou) Limited submitted by your company:

         1. The establishment of Dransfield Paper (Guangzhou) Limited in Conghua County as a co-operative joint venture by Conghua Taiping Economic Development Corporation ("Party A") and Holdsworth Investments Limited ("Party B") has been agreed and the contract and articles of association for Dransfield Paper (Guangzhou) Limited entered into on 16th October, 1993 in Hong Kong by all the parties involved has been approved to become effective.

         2. The total amount of investment of the project shall be US$10 million, with a registered capital of US$5 million. Party A shall go through all the relevant formalities and co-ordinate such matters as related to the co-operative venture as a condition of co-operation while Party B shall contribute capital to the extent of US$10 million. Each party shall complete its share of capital contribution within the time period provided by the contract and provide its respective condition of co-operation.

         3. Profit of the co-operative venture shall be shared as provided by the contract.

         4. The scope of business of the co-operative venture is the manufacture, sale and processing of toilet paper and related products, stationery paper products (including heat-sensitive copying paper), skin-care and hair-treatment products. Annual production amounts to US$25 million. Products of the co-operative venture are sold both within and outside China. The venture shall seek to maintain balance in terms of foreign exchange receipts and payments and shall strive to earn more foreign exchanges through exports.

         5. The term of the co-operative venture shall be thirty-five years.

         6. All the activities of the co-operative venture shall comply with the provisions of the laws, regulations and ordinances of China.

                                                             13th February, 1995
                                                  (Official chop of Conghua City
                                                      Foreign Economic Relations
                                                      & Trade Committee affixed)

Report to:       Municipal Foreign Economic Relations & Trade Committee,
                 Municipal Administration for Industry and Commerce, Guangzhou
                 Customs.

CC: County Planning Committee, Administration for Industry and Commerce, Administration of Finance, Administration of Taxation, Foreign Investment Management Bureau, Bank, [untranslated Chinese characters], Taiping Industrial Zone Management Committee.

                                    CONTRACT

                                      FOR

                THE CHINESE-FOREIGN CONTRACTUAL JOINT VENTURE

                    DRANSFIELD PAPER (GUANGZHOU) LIMITED

                        CHAPTER 1  GENERAL PROVISIONS

         Conghua Taiping Economic Development Corporation, Guangzhou, China and Holdsworth Investments Limited, a subsidiary of Dransfield Holdings Limited, Hong Kong have, in accordance with the "Law of the People's Republic of China on Chinese-Foreign Contractual Joint Ventures" and other relevant laws and regulations of China, based on the principle of mutual benefit and through friendly consultation, agreed to jointly invest in the establishment of a contractual joint venture in Guangzhou City, Guangdong Province, the People's Republic of China and this contract is hereby formulated.


                     CHAPTER 2  PARTIES TO THE CONTRACT

         Article 1   The parties hereto are:

         Conghua Taiping Economic Development Corporation, China ("Party A"), an enterprise established under the laws of the People's Republic of China (the "PRC") and registered in Conghua, the PRC with its legal address at Taiping Industrial Zone, Conghua County, Guangzhou City, the PRC.

         Legal Representative:    Name: Hou Gang
                                  Position: General Manager
                                  Nationality: Chinese

         Holdsworth Investments Limited ("Party B"), a company registered in British Virgin Islands with its legal address at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands and correspondence address at 1/F and 2/F, 36-42 Pok Man Street, Mongkok, Kowloon, Hong Kong.

         Legal Representative:    Name: Ma Guoxiong
                                  Position: Director
                                  Nationality: British


          CHAPTER 3  ESTABLISHMENT OF THE CONTRACTUAL JOINT VENTURE

         Article 2 In accordance with the "Law of the People's Republic of China on Chinese-Foreign Contractual Joint Ventures" and other relevant laws and regulations of the PRC, both parties agree to establish the contractual joint venture Dransfield Paper (Guangzhou) Limited (hereinafter referred to as the Contractual Joint Venture) in the territory of the PRC.

         Article 3 The name of the Contractual Joint Venture is [untranslated Chinese characters] and in English, Dransfield Paper (Guangzhou) Limited.

         The legal address of the Contractual Joint Venture is Gong Ye Da Dao, Taiping Industrial Zone, Conghua County, Guangzhou City.

         Article 4 All the activities of the Contractual Joint Venture shall be governed by the laws, regulations and other relevant ordinances of the People's Republic of China.

         Article 5 The Contractual Joint Venture is a limited liability company with independent accounts' assuming the sole responsibility for its profits or losses. The Contractual Joint Venture's liability to its debt obligations is limited to all of its property. The liability of each party hereto is limited to its respective share of contribution to the registered capital subscribed.

        The Conghua Taiping Industrial Zone Management Committee is the department responsible for the Contractual Joint Venture with regard to the provision of guidance, assistance and supervision to the Contractual Joint Venture.

         CHAPTER 4 PURPOSE, SCOPE AND SCALE OF PRODUCTION OPERATION

        Article 6 The purpose of the Contractual Joint Venture is: basing on the wish to strengthen economic co-operation and technical exchanges, to improve product quality, develop new products and raise its competitiveness in quality and price by adopting advanced and suitable technology and scientific management method, in order to enhance the economic efficiency and ensure satisfactory economic benefits for all the parties hereto.

        Article 7 The scope of production operation of the Contractual Joint Venture is the manufacture, sale and processing of the following products:

        1. toilet paper and related products, involving the domestic sale of export license.

        2. stationery paper products, including heat-sensitive copying paper, etc.

        3.  skincare and hair-treatment products.

        Article 8 The scale of production of the Contractual Joint Venture amounts approximately to an annual production of US$25 million worth of paper products.

         CHAPTER 5 TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

        Article 9 The total amount of investment of the Contractual Joint Venture is US$10 million, including investment in kind.

        Article 10 The registered capital of the Contractual Joint Venture is US$5 million, to be contributed wholly by Party B. Party A shall go through all the formalities concerned and such matters as related to the Contractual Joint Venture as a condition of co-operation. Party B may inject capital by instalments according to actual needs, with the first payment of not less than 15% being made within three months from the date of collection of the business licence, and the balance being settled within three years. All investment in addition to the registered capital shall be procured by Party B. Investment in kind shall be made according to the price stated in the original invoice and be included with reference to the relevant international market prices and, if necessary, shall be verified by certified public accountants of the People's Republic of China.

        Article 11 Any assignment of all or any part of conditions of co-operation of either party hereto to third parties shall be agreed by the other party and approved by the examination and approval authority. If either party assigns all or any part of its conditions of co-operation, the other party shall have pre-emptive right within 30 days.

                  CHAPTER 6 RESPONSIBILITIES OF THE PARTIES

        Article 12 Unless provided elsewhere herein, parties hereto shall perform the following responsibilities:

                          Responsibilities of Party A:

        - go through such formalities as submitting applications to the relevant departments in the PRC for approval, registration and business licence in relation to the establishment of the Contractual Joint Venture;

        - apply to the land administrative departments to obtain the right to the use of the land;

        - go through such formalities as related to the town planning departments and urban facilities administrative departments for the report of various construction products for approval;

        - assist in going through such formalities as related to the import of machinery and equipment as required by the Contractual Joint Venture in its preliminary stage and such matters as related to the transportation within the territory of the PRC;

        - assist the Contractual Joint Venture in purchasing or leasing equipment, materials, raw materials, office equipment, means of transportation, communication facilities, etc. in the PRC;

        - assist the Contractual Joint Venture in contacting and settling such fundamental facilities as water, electricity and transportation;

        - assist the Contractual Joint Venture in recruiting locally the management personnel, technical personnel, workers and other personnel required;

        - assist foreign staff in applying for the entry visa, work licence and processing their travelling matters;

        - assist in the application to the relevant departments in the PRC for registration and licensing in respect of trademark and other industrial or intellectual property rights;

        -  handle such other matters as entrusted by the Contractual Joint
Venture.

        Responsibilities of Party B:

        - provide the following assets as registered capital: cash, machinery and equipment, computer installations, transportation vehicles, office equipment, articles for daily use and materials for construction and decoration to fully equip the Contractual Joint Venture;

        - provide the necessary technical staff for equipment installation, testing and trial production and for production and inspection;

        - provide training for the technical staff and workers of the Contractual Joint Venture;

        - responsible for the daily management work of the Contractual Joint Venture;

        -  handle such other matters as entrusted by the Contractual Joint
Venture.

                         CHAPTER 7 SALE OF PRODUCTS

        Article 13 Products of the Contractual Joint Venture will be sold both in domestic and overseas markets.

        Article 14 Products may be entrusted by the Contractual Joint Venture to Party B for export sales.

        Article 15 The Contractual Joint Venture's products for domestic sale may be sold directly by the Contractual Joint Venture or by entrusting other distributors for sale.

        Article 16 For the purposes of domestic sale and exports and providing after-sale service for its products after their sale, the Contractual Joint Venture may set up branches both within and outside the PRC as sales and after-sale service centres.

        Article 17 The trademarks used by the Contractual Joint Venture's products shall, after confirmed by the board of directors, be submitted to the departments concerned for approval.

                        CHAPTER 8 BOARD OF DIRECTORS

        Article 18 The date of registration of the Contractual Joint Venture shall be the due date of establishment of its board of directors.

        Article 19 The board of directors shall consist of four directors, of which one shall be appointed by Party A and three by Party B. Chairman of the board shall be appointed by Party B and vice chairman of the board by Party A. The term of office for the chairman is four years and may be renewed if reappointed by the appointing party.

        Article 20 The board of directors is the highest authority of the Contractual Joint Venture, deciding all major issues concerning the Contractual Joint Venture. Unanimous approval by the directors shall be required for such major issues as amendments to the contract for the Contractual Joint Venture, termination and liquidation of the Contractual

Joint Venture, increase and assignment of its registered capital and merger with other economic entities, etc. As for other matters, approval by majority will be sufficient.

        Article 21 The chairman of the board is the legal representative of the Contractual Joint Venture. Should the chairman be unable to perform its responsibilities for some reasons, he may authorize the vice chairman or any other directors as his representative.

        Article 22 Board meetings shall be convened at least once a year, and shall be called and presided by the chairman. If proposed by more than two directors, an interim meeting may be convened by the chairman. Minutes of meetings shall be placed on file.

                 CHAPTER 9 BUSINESS MANAGEMENT ORGANIZATION

        Article 23 The Contractual Joint Venture shall establish a business management organization which shall be responsible for the daily management of the Contractual Joint Venture. The management organization shall have one general manager to be nominated by Party B and appointed by the board of directors and who shall have a term of office of four years.

        Article 24 The general manager is to implement the resolutions of board meetings and organize the daily operation management of the Contractual Joint Venture. Other managers shall assist the general manager in his work.

        Article 25 In case of graft or serious dereliction of duty on the part of the general manager, the board of directors shall have the power to resolve and dismiss him at any time.

             CHAPTER 10 PURCHASE OF EQUIPMENT AND RAW MATERIALS

        Article 26 In its purchase of necessary raw materials, parts, means of transportation and office equipment, etc., the Contractual Joint Venture shall endeavour to make its purchases in China where the conditions are the same.

        Article 27 Acquisition of equipment made by Party B as entrusted by the Contractual Joint Venture shall be based on the prices stated in the Original invoices concerned.

                        CHAPTER 11 LABOUR MANAGEMENT

        Article 28 Schemes concerning the employment, dismissal, wages & salaries, labour insurance, welfare and rewards & punishment, etc. in respect of the staff of the Contractual Joint Venture shall be drawn up by the board of directors in accordance with the "Provisions of the People's Republic of China on Labour Management in Chinese-Foreign Equity Joint Ventures" and its implementation rules, and contracts shall be made between the Contractual Joint Venture and each individual employee for specific provisions.

        Signed labour contracts shall be submitted to the local administrative department for record.

        Article 29 The appointment of senior management recommended by the parties hereto and their salaries, social insurance, welfare and the standard of their travelling expenses, etc. shall be determined at board meetings or, with the authorization by the board, by the general manager.

                 CHAPTER 12 TAXATION, FINANCE AND ACCOUNTING

        Article 30 The Contractual Joint Venture shall pay taxes as required by the laws and other relevant regulations of the PRC.

        Article 31 Expatriate staff of the Contractual Joint Venture shall pay individual income tax according to the "Individual Income Tax Law of the People's Republic of China". Chinese staff shall pay individual income adjustment tax according to the "Provisional Regulations on Individual Income Adjustment Tax of the People's Republic of China.

        Article 32 The financial accounting system of the Contractual Joint Venture shall be formulated in accordance with the provisions of the "Accounting Law of the People's Republic of China" and with reference to the "Accounting System of Chinese-Foreign Equity Joint Ventures in the People's Republic of China" and the specific conditions of the Contractual Joint Venture itself, and shall be filed with the finance department and tax authorities of Conghua County for their record.

        Article 33 The Contractual Joint Venture may, in accordance with the provisions of the "Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures", make provisions for its reserve fund, corporate development fund and staff welfare incentive fund. The percentage of such provisions shall be determined by the board of directors according to the operation condition of the enterprise but, in principle, shall not exceed ten percent of the profit after taxation.

        Article 34 The accounting year of the Contractual Joint Venture shall coincide with the calendar year, which is from 1st January to 31st December on the Gregorian calendar. All vouchers, bills, statements and books of account shall be written in Chinese.

        Article 35 The Contractual Joint Venture shall employ accountants registered in the PRC to conduct financial reviews and have the reports thereon submitted to the board of directors and the general manager.

        Should either party thinks that it is necessary to employ other accountants for the purpose of the annual financial review, the other party shall give its consent. All costs incurred thereby shall be borne by the appointing party.

        Article 36 The general manager shall, within the first four months of each accounting year, prepare the balance sheet, profit and loss account and profit-sharing proposal for the preceding accounting year, which shall be submitted to the board of directors for examination and approval and reported to the relevant administrative departments for approval.

                   CHAPTER 13 FOREIGN EXCHANGE MANAGEMENT

        Article 37 All matters concerning foreign exchange of the Contractual Joint Venture shall be handled in accordance with the provisions of the "Interim Regulations on Foreign Exchange Control of the People's Republic of China" and other relevant management measures.

        Article 38 The Contractual Joint Venture shall open separate accounts in foreign exchange and Renminbi and shall be subject to the supervision of the opening bank.

        Article 39 All foreign exchange receipts of the Contractual Joint Venture shall be deposited into the Bank of China or such other foreign banks as approved by the Administration of Exchange Control. All foreign exchange payments shall be made out of the Contractual Joint Venture's account of foreign exchange deposits. It is the responsibility of the

Contractual Joint Venture itself to maintain the balance between foreign exchange receipts and payments.

        Article 40 For staff from foreign countries and Hong Kong and Macau, their salaries and other normal incomes, when properly taxed, are entitled to be repatriated abroad. Party B's legal entitlements to the profit shall be paid in foreign exchange and may be remitted overseas to the bank account designated by Party B in accordance with the relevant laws of the PRC .

                         CHAPTER 14 PROFITS SHARING

        Article 41 After the payment of taxes pursuant to laws and the provisions for funds, the profit of the Contractual Joint Venture shall be shared amongst the parties hereto as follows:

        In the first year of the Contractual Joint Venture's commencement of production, Party B shall pay Party A RMB10,000. Thereafter, Party B shall pay Party A RMB40,000 a year for the second to the fourth years, RMB60,000 a year for the fifth to the eighth years, RMB80,000 a year for the ninth and the tenth years. Payments for the eleventh year and thereafter shall be agreed by both parties according to the actual circumstances of the Contractual Joint Venture at the time and shall be approved by the board of directors.

        Under the premise that the Contractual Joint Venture shall be operated and managed by Party B, profit after payments to Party A shall all belong to Party B.

        Article 42 After receiving payments from Party B, Party A shall no longer participate in the sharing of profit nor bear any operation risks.

                               CHAPTER 15 TERM

        Article 43 The Contractual Joint Venture shall have a term of thirty-five years. The date of establishment of the Contractual Joint Venture is the date of issue of its business license.

        If proposed by either party and approved at board meeting, applications may be made to the original examination and approval authority six months before the expiry of the term for an extension.

                   CHAPTER 16 TERMINATION AND LIQUIDATION

        Article 44 The contract may be terminated early if that is unanimously regarded by all the parties hereto as in their best interest.

        Early termination of the Contract shall be resolved by all the directors at a board meeting and an application therefor shall be submitted to the original approval authority for approval.

        Article 45 Either party hereto shall be entitled to terminate the contract upon the occurrence of any of the following:

        1. expiry of the term of the Contractual Joint Venture;

        2. any party hereto being in breach of the contract, rendering the Contractual Joint Venture incapable of continuous operation;

        3. the Contractual Joint Venture incurring significant losses so that it is incapable of continuous operation;

        4. such reasons as natural disasters and force majeure;

        5. the Contractual Joint Venture's failure to achieve its objects and has no prospects of development;

        6. during the term, if necessary and agreed by both parties through consultation, an application may be made to the original examination and approval authority six months in advance for early termination hereof.

        Article 46 Upon the expiry of the term or early termination of the contract, the board of directors shall employ accountants registered in the PRC as the members of the Liquidation Committee for the purpose of liquidating the property of the Contractual Joint Venture.

        Article 47 The duty of the Liquidation Committee is to fully examine the property, creditors' rights and debt of the Contractual Joint Venture, prepare a balance sheet and a financial index, work out the valuations for the property according to the contract and the basis of the calculations, so that a liquidation plan can be formulated for submission to the board of directors for approval and implementation.

        Article 48 The Liquidation Committee shall act on behalf of the Contractual Joint Venture in litigations made by or against it.

        Article 49 Costs of liquidation and the remuneration of the Liquidation Committee members shall be paid, on a preferential basis, out of existing property of the Contractual Joint Venture.

        Article 50 The property left after full settlement of the Contractual Joint Venture's debt and losses shall become the property of Party B without any consideration.

         CHAPTER 17 AMENDMENT, ALTERATION AND DISCHARGE OF CONTRACT

        Article 51 To be valid, amendments hereto shall be agreed by both Party A and Party B by way of a signed agreement in writing and reported to the original examination and approval authority for approval.

                          CHAPTER 18 FORCE MAJEURE

        Article 52 Should the execution hereof is affected or cannot be carried out as specified herein by virtue of earthquake, typhoon, flood, fire, war and such other force majeure that cannot be foreseen and whose occurrence and consequences cannot be prevented nor avoided, the affected party shall inform forthwith the other party the events by telephone, and provide within thirty days the details of the events and documents for evidence issued by the local notary authority concerned certifying the reasons for the incapability of the contract's being executed or the need of delay in execution or partial execution. It shall be the discretion of the two parties after consultation as to whether to terminate the contract or waive part of the obligation to perform the contract or delay its performance, depending on the extent to which the performance of the contract is affected by the events. Once the force majeure shall have disappeared, the affected party shall forthwith take measures to proceed to perform the contract to be performed.

                          CHAPTER 19 APPLICABLE LAW

        Article 53 The formation, validity, interpretation, performance and disputes settlement hereof shall be governed by the laws of the People's Republic of China.

                      CHAPTER 20 SETTLEMENT OF DISPUTES

        Article 54 In case of any disputes arising from the execution hereof or in relation hereto, all parties hereto shall settle such disputes through friendly consultation. If no settlement can be reached, the disputes shall be submitted to the Arbitration Committee of the China Council for the Promotion of International Trade for arbitration according to its procedures (or those of its branch office). The arbitration award given thereby shall be final and binding upon all the parties hereto.

        Article 55 Save for those parts under arbitration, this Contract shall be performed continuously during arbitration.

                             CHAPTER 21 LANGUAGE

        Article 56 This Contract is written in Chinese.

           CHAPTER 22 EFFECTIVENESS OF CONTRACT AND MISCELLANEOUS

        Article 57 Ancillary agreements made in accordance with the principles stipulated herein shall be the constituent parts hereof.

        Article 58 This Contract and the appendices hereto shall be subject to the approval of the examination and approval authorities of the People's Republic of China and, if necessary, the examination and approval at the general meeting of Dransfield Holdings Limited.

        Article 59 As regards the method of giving notices, notices given with regard to the rights and obligations of the parties hereto, if given by way of cable and telex, shall be followed by written notice in the form of letters. The legal addresses or correspondence address of the parties hereto as stated herein shall be the correspondence address of such parties.

        Article 60 This Contract is signed by the authorized representatives of the parties hereto on 18th December, 1993 in Hong Kong.

Party A: Conghua Taiping Economic Development Corporation, Guangzhou (official seal affixed)

Representative: Hou Gang (signed)

Party B: Holdsworth Investments Limited (official seal affixed)

Representative: Ma Guoxiong (signed)

                           Imported Equipment List



------------------------------------------------------------------------------------------------------------------------------------
                                                                   Price               Imports Actually   Cleared by the
                                                                                          Approved          Customs
                                                        -----------------------------------------------------------------
    Description                          Quantity       Unit Price       Sub-total     Date  Quantity     Date   Quantity   Remarks
------------------------------------------------------------------------------------------------------------------------------------
(A) Production Equipment                                       HK$             HK$

1.  Equipment for manufacturing             1 set        2,000,000       2,000,000
    boxes of facial tissues, plus
    accessories

2.  Equipment for manufacturing             1 set        2,000,000       2,000,000
    toilet paper, plus accessories

3.  Equipment for manufacturing            2 sets        9,000,000      18,000,000
    tissue handkerchief, plus
    accessories

4.  Equipment for manufacturing             1 set          700,000         700,000
    paper napkins, plus accessories

5.  Equipment for manufacturing             1 set          350,000         350,000
    cosmetic cotton puffs, plus
    accessories





------------------------------------------------------------------------------------------------------------------------------------
                                                                   Price               Imports Actually   Cleared by the
                                                                                          Approved          Customs
                                                        -----------------------------------------------------------------
    Description                          Quantity       Unit Price       Sub-total     Date  Quantity     Date   Quantity   Remarks
------------------------------------------------------------------------------------------------------------------------------------

6.  Stationery paper cutting machine,       1 set          300,000         300,000
    plus accessories

7.  Automatic fetching machine                 15           20,000         300,000

8.  Warehouse Alarm System                  1 set           50,000          50,000

9.  Crane (3-ton)                               1          240,000         240,000

10. Fork lift truck (3-ton)                     3          150,000         450,000

11. Squirt truck (3-ton)                        4            4,000          16,000

12. Tape rolling machine                        4            5,000          20,000

13. Ventilation system                      1 set          300,000         300,000

14. Thin-film contractor                        1           20,000          20,000

15. Electric installations and fixtures         1          120,000         120,000
                                                                        ----------
    Total                                                               24,866,000
                                                                        ----------

(B) Means of Transportation

1.  Trucks (16-ton)                             5          400,000       2,000,000

2.  Container trailers (30-ton + racks)         5          500,000       2,500,000

3.  Vehicles for agricultural uses              3           80,000         240,000

4.  Small vehicles                              3          300,000         900,000
                                                                         ---------
    Total                                                                5,640,000
                                                                         ---------



------------------------------------------------------------------------------------------------------------------------------------
                                                                   Price               Imports Actually   Cleared by the
                                                                                          Approved          Customs
                                                        -----------------------------------------------------------------
    Description                          Quantity       Unit Price       Sub-total     Date  Quantity     Date   Quantity   Remarks
------------------------------------------------------------------------------------------------------------------------------------

(C) Office Equipment
1.  Facsimile machine                           3            4,000          12,000

2.  Laminator                                   1            2,400           2,400

3.  Copying machine                             2            5,500          11,000

4.  Computer                               5 sets           20,000         100,000

5.  Laser printer                               1           10,000          10,000

6.  Computer printer                            2            5,000          10,000

7.  Typewriter                                  5            2,500          12,500

8.  Telephone system (Intercom +            1 set           40,000          40,000
    Outside lines) (6+16)

9.  Slide projector                             1            8,000           8,000

10. Video recorder                              2            4,000           8,000

11. TV set                                      2            6,000          12,000

12. Air-conditioner                             6            5,000          30,000

13. Refrigerator                                1            5,000           5,000

14. Binding machine                             1            4,000           4,000

15. Shredder                                    1            8,000           8,000

16. Humidifier                                  2            2,000           4,000

17. Coffee-maker                                1            7,500           7,500
                                                                        ----------
    Total                                                                  284,400
                                                                        ----------
    Grand Total                                                         30,790,400
                                                                        ==========
------------------------------------------------------------------------------------------------------------------------------------


                  CHINESE-FOREIGN CONTRACTUAL JOINT VENTURE
                     DRANSFIELD PAPER (GUANGZHOU) LIMITED
                           ARTICLES OF ASSOCIATION

                         CHAPTER 1 GENERAL PROVISIONS

        Article 1: In accordance with the "Law of the People's Republic of China on Chinese-Foreign Contractual Joint Ventures", Conghua Taiping Economic Development Corporation, Guangzhou, China and Holdsworth Investments Limited, a subsidiary incorporated in British Virgin Islands of Dransfield Holdings Limited, Hong Kong entered into a contract for the establishment of the contractual joint venture Dransfield Paper (Guangzhou) Limited on 16th October, 1993 in Hong Kong and the articles of association thereof is thereby formulated.

        Article 2: The name of the contractual joint venture is [UNTRANSLATED CHINESE CHARACTERS] (Dransfield Paper (Guangzhou) Limited) (hereinafter referred to as the "Contractual Joint Venture").

        The legal address of the Contractual Joint Venture is Gong Ye Da Dao, Taiping Industrial Zone, Conghua County, Guangzhou City.

        Article 3: The names of the parties to the Contractual Joint Venture are:

        Conghua Taiping Economic Development Corporation, Guangzhou (hereinafter referred to as "Party A") at Taiping Industrial Zone, Conghua County, Guangzhou City.

        Holdsworth Investments Limited (hereinafter referred to as "Party B"), whose legal address is P.O. Box 71, Craigmuir Chambers, Road

Town, Tortola, British Virgin Islands and whose correspondence address is 1/F and 2/F, 36-42 Pol Man Street, Mongkok, Kowloon.

        Article 4: The Contractual Joint Venture is a limited liability company.

        Article 5: The Contractual Joint Venture is a legal person in China and is subject to the jurisdiction and protection of the laws of China. All its activities shall be governed by Chinese laws, decrees and other relevant regulations.

                   CHAPTER 2 PURPOSE AND SCOPE OF BUSINESS

        Article 6: The purpose of the parties to the Contractual Joint Venture is: basing on the wish to strengthen economic co-operation and technical exchanges and by adopting advanced and suitable technology and scientific management method, to enhance economic efficiency and ensure satisfactory economic benefits for all the parties concerned.

        Article 7: The scope of production operation of the Contractual Joint Venture is the manufacture, sale and processing of the following products:

        1. toilet paper and related products, involving the domestic sale of export licence.


        2. stationery paper products, including heat-sensitive copying paper, etc.

        3. skincare and hair-treatment products.



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


         CHAPTER 3 TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

        Article 8: The total amount of investment of the Contractual Joint Venture is US$10 million including investment in kind.

        Article 9: The registered capital of the Contractual Joint Venture is US$5 million, to be contributed wholly by Party B.

        Article 10: Party B shall pay up the amount of capital contribution within the time period stipulated in the contract.

        Article 11: Party B shall be issued an investment certificate by the Contractual Joint Venture upon payment of its capital contribution.

        Article 12: Within the term of the Contractual Joint Venture, the Contractual Joint Venture shall not reduce its registered capital.

        Article 13: Should one party assign all or part of its investment subscribed, consent shall be obtained from the other party of the Contractual Joint Venture. When one party assigns its investment, the other party has pre-emptive right within thirty days, save for intercompany assignment made within the same group.

        Article 14: Any increase, assignment of the registered capital of the Contractual Joint Venture shall be unanimously approved by the board of directors and submitted to the municipal examination and approval authority for approval. The registration procedures for changes shall be dealt with at the original registration and administration office.

                         CHAPTER 4 BOARD OF DIRECTORS

        Article 15: The Contractual Joint Venture shall establish a board of directors which is the highest authority of the Contractual Joint Venture.

        Article 16: The board of directors shall decide all major issues concerning the Contractual Joint Venture. Its functions and powers are as follows:

        - deciding and approving the important reports submitted by the general manager (for instance: production plan, annual business report, funds, loans, etc);

        - approving annual financial reports, budget of incomes and expenditures, annual plans of profit appropriation;

        - adopting major rules and regulations of the company;

        - deciding the set-up of branches;

        - amending the rules of the company;

        - deciding the termination of production, termination of the Contractual Joint Venture or merging with other economic entities;

        - deciding the engagement of the general manager;

        - being responsible for the liquidation work upon the termination or expiration of the Contractual Joint Venture;



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


        - being responsible for other major issues which shall be decided by the board of directors.

        Article 17: The board of directors shall consist of four directors, of which one shall be appointed by Party A and three by Party B. The term of office for directors is four years and may be renewed.

        Article 18: Chairman of the board shall be appointed by Party B and vice chairman of the board by Party A.

        Article 19: When appointing and replacing directors, a written notice shall be submitted to the board.

        Article 20: Board meetings shall be convened at least once a year and interim board meetings may be convened at the request of any two directors.

        Article 21: Board meetings shall in principle be held in the location of the Contractual Joint Venture.

        Article 22: Board meetings shall be called and presided by the chairman.

        Article 23: The board shall notify all directors 30 days before the board meeting, stating expressly the agenda, time and place of the meeting.

        Article 24: Should any director be unable to attend a board meeting, he may appoint another person in writing to attend and vote on his behalf at the meeting. If the director neither attends nor appoints another person to attend the meeting, he shall be deemed to have waived his rights.


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


        Article 25: The quorum for any board meeting shall be three directors. Any resolution passed in a board meeting without the required quorum is invalid.

        Article 26: Detailed written records shall be made for each board meeting and signed by all the attended directors or proxies. The record shall be made in Chinese and shall be filed with the Contractual Joint Venture.

        Article 27: The following matters shall be unanimously approved by the board of directors before a resolution is made:

        1. amendments to the articles of association of the Contractual Joint Venture;

        2. extension, termination and liquidation of the Contractual Joint Venture;

        3. increase or assignment of the registered capital of the Contractual Joint Venture;

        4. merger of the Contractual Joint Venture with other economic entities;

        5. external borrowings by the Contractual Joint Venture.

                  CHAPTER 5 BUSINESS MANAGEMENT ORGANIZATION

        Article 28: The Contractual Joint Venture shall establish a business management organization under which departments responsible for production, technology, sales, finance and administration shall be established.




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
        Article 29: The Contractual Joint Venture shall have a general manager appointed by Party B.

        Article 30: The general manager is directly responsible to the board of directors. He shall implement the decisions of board meetings, organize the daily production, technology, operation and management of the Contractual Joint Venture.

        Article 31: Decisions made in respect of major issues in the daily routines of the Contractual Joint Venture shall only be valid with the signature of the general manager. Matters to be signed by the general manager shall be specifically determined by the board of directors.

        Article 32: The general manager shall have a term of office of four years and may be reappointed.

        Article 33: At the appointment of the board of directors, the chairman or directors of the board may concurrently be the general manager and other high-ranking personnel of the Contractual Joint Venture .

        Article 34: The general manager shall not concurrently be the general manager or deputy general manager of other economic entities and shall not participate in such activities of other economic entities in commercial competition with the Contractual Joint Venture.

        Article 35: The Contractual Joint Venture may, if necessary in production operation, appoint a chief engineer, a chief accountant and an auditor, all of whom shall be led by the general manager.

        The chief accountant shall be responsible for directing the financial accounting work of the Contractual Joint Venture, examining and auditing


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


its financial receipts and payment and books of accounts and submitting reports to the general manager and the board of directors.

        Article 36: Should the general manager and other high-ranking management personnel request for resignation, they should submit written reports to the board of directors in advance.

        In case of graft or serious dereliction of duty on the part of the above personnel, the board of directors shall have the power to resolve and dismiss them at any time. Those who violate the criminal law shall face criminal prosecution.

                        CHAPTER 6 FINANCIAL ACCOUNTING

        Article 37: The financial accounting system of the Contractual Joint Venture shall be handled in accordance with the provisions of the "Accounting System of the Foreign Investment Enterprises in the People's Republic of China" and the "Financial Management System of the Foreign Investment Enterprises in the People's Republic of China" formulated by the Ministry of Finance of the People's Republic of China.

        Article 38: The accounting year of the Contractual Joint Venture shall coincide with the calendar year, which is from 1st January to 31st December on the Gregorian calendar.

        Article 39: All vouchers, books of accounts and statements of the Contractual Joint Venture shall be written in Chinese.

        Article 40: The Contractual Joint Venture shall adopt Renminbi as its accounts keeping unit. The translation between Renminbi and other currencies shall be made at the rate quoted by the State Administration of


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


Exchange Control of the People's Republic of China at the date of translation.

        Article 41: The Contractual Joint Venture shall open accounts in Renminbi and foreign currencies with the Bank of China or other banks.

        Article 42: The Contractual Joint Venture adopts the internationally adopted accrual basis and debit and credit accounting system in keeping its accounts.

        Article 43: The financial books of the Contractual Joint Venture shall contain the following:

        1. the amount of overall cash receipts and payments of the Contractual Joint Venture;

        2. all materials sales and purchases of the Contractual Joint Venture;

        3. the registered capital and liabilities of the Contractual Joint Venture;

        4. the time of payment, increase and assignment of the registered capital of the Contractual Joint Venture.

        Article 44: The financial department of the Contractual Joint Venture shall prepare the balance sheet and profit and loss account for the past accounting year in the first four months of each accounting year, and submit to the board meeting for discussion and approval after the issue of an audit report by an accountant registered in the PRC.

        Article 45: Either party to the Contractual Joint Venture has the right to engage at its own expense an accountant to check and examine the accounts of the Contractual Joint Venture. The Contractual Joint Venture should provide assistance during the checking and examination.

        Article 46: The depreciation for the fixed assets of the Contractual Joint Venture shall be handled in accordance with the provisions of the "Rules for the Implementation of the Law of the People's Republic of China on the Income Tax of Foreign Investment Enterprises and Foreign Enterprises".

        Article 47: All matters concerning foreign exchange of the Contractual Joint Venture shall be handled in accordance with the "Interim Regulations on Foreign Exchange Control of the People's Republic of China" and other relevant provisions and the provisions of the contract for the Contractual Joint Venture.

                          CHAPTER 7 PROFITS SHARING

        Article 48: The Contractual Joint Venture shall make appropriations to the reserve fund, corporate development fund and staff incentive and welfare fund from the profit after income tax. The proportion of appropriations shall be determined by the board of directors and shall, in principle, not exceed 10% of the profit after tax.

        Article 49: After the payment of income tax pursuant to laws and the provisions for funds, the profit of the Contractual Joint Venture shall be shared as follows:

        In the first year of the Contractual Joint Venture's commencement of production, Party B shall pay Party A RMB10,000. Thereafter, Party B shall pay Party A RMB40,000 a year for the second to the fourth years,

RMB60,000 a year for the fifth to the eighth years, RMB80,000 a year for the ninth and the tenth years. Payments for the eleventh year and thereafter shall be agreed by both parties according to the actual circumstances of the Contractual Joint Venture at the time and shall be approved by the board of directors. Party B's entitlements to the profit shall be paid in foreign exchange and may be remitted overseas to the bank account designated by Party B in accordance with the relevant laws of the PRC.

        Article 50: The profit distribution plan and the share of profits attributable to each party shall be announced within four months after the end of each convention year.

        Article 51: The Contractual Joint Venture shall not distribute any profits before making up for the losses of the previous accounting year. The retained profits of the previous accounting year may be combined with the profits of the current year for distribution.

                         CHAPTER 8 STAFF AND WORKERS

        Article 52: The Contractual Joint Venture's employment, recruitment and dismissal of the staff and their resignation, wages, welfare, labour insurance, labour protection, labour discipline and reward and punishment, etc. shall be handled according to the "Provisions of the People's Republic of China on Labour Management in Chinese-Foreign Equity Joint Ventures" and its implementation rules.

        Article 53: The Contractual Joint Venture shall recruit its required staff publicly through examination and employ those who are qualified.

        Article 54: The Contractual Joint Venture shall be entitled to give warnings to, record a demerit against or reduce the wages of those staff who have violated the Contractual Joint Venture's rules and regulations


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


and labour discipline. In case of significant defaults, dismissal may be allowed. Dismissal of staff shall be submitted to the local labour department for record.

        Article 55: The wages and other terms of employment of the staff shall be determined by the general manager under the authorization of the board of directors according to the Contractual Joint Venture's specific conditions with reference to the relevant provisions of China, and shall be set down clearly in the labour contract.

                      CHAPTER 9 TRADE UNION ORGANIZATION

        Article 56: The staff of the Contractual Joint Venture has the right to establish trade union organization and promote trade union activities in accordance with the "Trade Union Law of the People's Republic of China".

        Article 57: The Contractual Joint Venture's trade union represents the interests of the staff. Its function is to protect the staff's democratic rights and material interests according to the laws; to assist the Contractual Joint Venture in arranging and using the welfare and bonus funds reasonably; to organize the staff and workers in learning politics, business, science, technological know-how and carrying out cultural, artistic and sports activities; to educate the staff to observe the labour discipline and to strive to accomplish various economic activities of the Contractual Joint Venture.

        Article 58: The Contractual Joint Venture's trade union shall take part in the mediation of disputes between the staff and the Contractual Joint Venture.

        Article 59: The Contractual Joint Venture shall in each month allocate to the trade union a sum equivalent to 2% of the total amount of


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wages of the Contractual Joint Venture's staff. The Contractual Joint Venture shall use the trade union's funds in accordance with the "Measures for the Management of Trade Union Funds" formulated by China National Federation of Trade Unions.

                 CHAPTER 10 TERM, TERMINATION AND LIQUIDATION

        Article 60: The Contractual Joint Venture shall have a term of 35 years from the date of issue of its business licence.

        Article 61: Should all the parties to the Contractual Joint Venture agree to extend the term of the Contractual Joint Venture, an application for the proposal, after resolved at a board meeting, shall be submitted to the original examination and approval authority six months before the expiry of the Contractual Joint Venture. The term shall only be extended upon approval and the Contractual Joint Venture shall go through the formalities for registration of amendments at the original registration authority.

        Article 62: The parties to the Contractual Joint Venture may terminate the Contractual Joint Venture early if they think unanimously that is in the best interest of all the parties concerned.

        Early termination of the Contractual Joint Venture shall be resolved by all the directors at a board meeting and an application therefor shall be submitted to the original examination and approval authority for approval.

        Article 63: Either party to the Contractual Joint Venture shall be entitled to terminate the Contractual Joint Venture upon the occurrence of any of the following:

        1.  the expiry of the term of the Contractual Joint Venture;


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


        2. either party to the Contractual Joint Venture being in breach of the contract, rendering the enterprise incapable of continuous operation;

        3. the Contractual Joint Venture incurring significant losses so that it is incapable of continuous operation;

        4.  such reasons as natural disasters and force majeure, etc.;

        5. the Contractual Joint Venture's failure to achieve its objects and has no prospects of development;

        6. during the term, if necessary and agreed by both parties through consultation, an application may be made to the original examination and approval authority six months in advance for early termination of the contract.

        Article 64: Upon the expiry of the term or early termination of the Contractual Joint Venture, the board of directors shall employ accountants registered in the PRC as the members of the Liquidation Committee for the purpose of liquidating the property of the Contractual Joint Venture.

        Article 65: The duty of the Liquidation Committee is to fully examine the property, creditors' rights and debt of the Contractual Joint Venture, prepare a balance sheet and a financial index, work out the valuations for the property according to the contract and the basis of the calculations, so that a liquidation plan can be formulated for submission to the board of directors for approval and implementation.

        Article 66: The Liquidation Committee shall act on behalf of the Contractual Joint Venture in litigations made by or against it.



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


        Article 67: Costs of liquidation and the remuneration of the Liquidation Committee members shall be paid, on a preferential basis, out of existing property of the Contractual Joint Venture.

        Article 68: The property left after full settlement of the Contractual Joint Venture's debt and losses (and after deduction of income tax payable pursuant to laws where the property remained exceeds the registered capital) shall become the property of Party B without any consideration.

        Article 69: Upon the close of the liquidation, the Contractual Joint Venture shall submit a report to the examination and approval authority, go through the formalities related to cancellation of registration at the original registration authority, surrender its approval certificate and business licence and make a public announcement.

        Article 70: After liquidation, all of the books of accounts of the Contractual Joint Venture shall be kept by Party B.

                       CHAPTER 11 RULES AND REGULATIONS

      Article 71: The rules and regulations formulated by the board of directors of the Joint Venture are as follows:

        1. operation management system, including the duty and powers and the working procedures of each of the managing department concerned;

        2. staff manuals;

        3. system of wages & salaries;



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


        4. system related to the attendance, promotion and award/punishment of the staff;

        5. staff welfare system;

        6. finance system;

        7. liquidation procedures for the dissolution of a company;

        8. other necessary rules and regulations.

                      CHAPTER 12 SUPPLEMENTARY ARTICLES

        Article 72: Any amendments to these articles shall be unanimously resolved at board meetings and submitted to the examination and approval authority for approval.

        Article 73: These articles are written in Chinese.

        Article 74: These articles shall only be valid with the approval granted by the examination and approval authority.

Party A: Conghua Taiping Economic Development Corporation, Guangzhou (official seal affixed)

Representative:  Hou Gang (signed)

Party B:   Holdsworth Investments Limited (official seal affixed)

Representative:  Ma Guoxiong (signed)





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